Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

Media Contact: Emily Parenteau +1.215.299.6288
emily.parenteau@fmc.com
Investor Contact: Michael Wherley +1.215.299.6543
michael.wherley@fmc.com
FMC Announces Appointment of Michael F. Reilly as General Counsel Following Retirement of Andrea E. Utecht

PHILADELPHIA, January 15, 2019 - FMC Corporation (NYSE: FMC) announced today the appointment of Michael F. Reilly as executive vice president, general counsel and secretary, effective April 1, 2019. He will assume the role when Andrea E. Utecht, executive vice president, general counsel and secretary, retires on March 31, 2019.
“Michael brings exceptional experience and a strong track record to the general counsel role,” said Pierre Brondeau, CEO and chairman, FMC. “He has served as legal counsel in our agricultural business for more than 15 years, and has deep knowledge of both the corporate and commercial sides of the company, as well as the crop protection industry. Michael is highly respected throughout FMC, and is well prepared to assume leadership of our Law Department.”
Reilly joined FMC in 2002 as group counsel for the Agricultural Solutions business with responsibility for all business legal affairs, including M&A, joint ventures, litigation, antitrust, FCPA, and regulatory compliance. He was named assistant general counsel and group counsel for the Agricultural Solutions business in 2004 and was promoted to associate general counsel in 2013. Reilly was named vice president, associate general counsel and chief compliance officer in 2016, with responsibility for FMC’s ethics and compliance processes. Prior to FMC, he served in several legal roles of increasing responsibility in the crop protection industry and at several law firms in New York City and Philadelphia.
Utecht will retire at the end of March after nearly 18 years with FMC and a career spanning more than 40 years in corporate law.
“Andrea has played a significant role in FMC’s growth and development throughout her nearly two decades leading our Law Department,” said Brondeau. “During the last nine years, she has been at the forefront of FMC’s transformation into an agricultural sciences company. Today’s FMC is a better, stronger company because of her exceptional leadership.”

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About FMC
FMC Corporation provides solutions to growers around the world with a portfolio of proprietary crop protection products and a robust pipeline fueled by innovative discovery and development capabilities in crop protection, plant health and professional pest and turf maintenance solutions. In October 2018, FMC conducted an initial public offering of its Lithium business. The new company, Livent Corporation, is approximately 85 percent owned by FMC and is expected to be spun off on March 1, 2019. FMC employs approximately 7,300 employees (including through Livent) around the globe. To learn more, please visit www.fmc.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2017 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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